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                                                                     EXHIBIT 5

               (Luce, Forward, Hamilton & Scripps LLP Letterhead)


October __, 2000

Mobile PET Systems, Inc.
2240 Shelter Island Drive, Suite 205
San Diego, California 92106

       Re:    Registration Statement on Form SB-2
              Mobile PET Systems, Inc. Common Stock, Par Value $.0001 Per Share

Ladies and Gentlemen:

We are counsel for Mobile PET Systems, Inc., a Delaware in connection with the preparation of the Registration Statement on Form SB-2 (the "Registration Statement") as to which this opinion is a part, filed with the Securities and Exchange Commission (the "Commission") on October__, 2000 for the resale of up to 9,237,500 shares of common stock, $.0001 par value, of the Company by selling security holders (the "Shares").

In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

Based upon the foregoing, it is our opinion that:

The issued Shares covered by the Registration Statement and registered on behalf of the Company, when issued in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable. The Shares to be issued upon the conversion of certain preferred stock and warrants, as covered by the Registration Statement and registered on behalf of the Company, when issued in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.


Very truly yours,


/s/ Luce, Forward, Hamilton & Scripps LLP

LUCE, FORWARD, HAMILTON & SCRIPPS LLP